Exhibit 10.1
CONSULTING AGREEMENT
     THIS CONSULTING AGREEMENT (the “Agreement”), made this 20th day of September, 2005, is entered into by ProCentury Corporation and its wholly owned subsidiaries (collectively, the “Company”), and Charles D. Hamm, Jr., a registered certified public accountant (the “Consultant”).
INTRODUCTION
     WHEREAS, the Consultant has served as the Chief Financial Officer and Treasurer of the Company in accordance with the terms of an Employment Agreement dated as of December 15, 2003 (the “Employment Agreement”) until his resignation from the Company, which becomes effective on October 1, 2005 (the “Effective Date”);
     WHEREAS, the Company desires to retain the services of the Consultant and the Consultant desires to perform certain services for the Company on the terms and conditions set forth below;
     NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, the parties agree as follows:
     1. Services. The Consultant agrees to perform such consulting, advisory and related services to and for the Company as may be reasonably requested from time to time by the Chief Executive Officer of the Company, including, but not limited to, the following services and transitional activities (the “Consulting Services”):
          (a) assisting with the preliminary presentation of quarterly financial statements and notes to financial statements;
          (b) reviewing various quarterly filings prior to presentation to the Audit Committee of the Board of Directors;
          (c) reviewing the Chief Financial Officer’s quarterly analyst’s call script and helping the Chief Financial Officer prepare for questions that may be asked;
          (d) assisting in the review of the research of issues and documentation related to accounting literature that is newly issued or newly applicable to the Company;
          (e) consulting with the Chief Financial Officer and others to help foster favorable relationships and develop contacts with investment analysts, AM Best & Co. and representatives of the Ohio Department of Insurance;
          (f) reviewing, analyzing and providing feedback as to proposed changes in investment portfolio holdings, contractual relationships (including outside vendors), or other significant matters that may effect changes to the strategic plans of the Company;

          (g) assisting the Chief Financial Officer with any matters involving the Company’s independent registered public accounting firm, in meeting Sarbanes-Oxley compliance and internal controls requirements, and reviewing internal audit issues, and
          (h) assisting and advising the Company’s Chief Executive Officer and other members of senior management in identifying and analyzing potential acquisition targets, developing negotiation strategy for such transactions and structuring financial arrangements relating to any such transactions.
          The Consultant agrees to be available to devote at least 200 hours during the Consultation Period (as defined below) to the performance of such Consulting Services, if requested by the Chief Executive Officer of the Company.
     2. Term. This Agreement shall commence on the Effective Date and shall continue for a period of twelve months (such period being referred to as the “Consultation Period”), unless sooner terminated in accordance with the provisions of Section 4.
     3. Compensation.
          3.1 Consulting Fees.
               (a) The Consultant shall submit to the Chief Executive Officer of the Company monthly statements, in a form satisfactory to such officer, of Consulting Services performed for the Company in the previous month. The Company shall pay to the Consultant consulting fees of $350.00 per hour of Consulting Services actually performed and invoiced within 30 days after receipt of a monthly statement.
               (b) Notwithstanding the provisions set forth in Sections 2.3, 3.6(a) and 3.6(c)(2) of the Employment Agreement, during the Consultation Period, 1/12 of the unvested portion as of the Effective Date of (i) the 25,300 restricted common shares, without par value, of the Company (the “Common Shares”) awarded to the Consultant on April 20, 2004 (the “IPO Shares”), (ii) the option to purchase 49,800 Common Shares awarded to the Consultant on April 20, 2004 (the “IPO Option”) and (iii) the 17, 659 restricted Common Shares awarded to the Consultant on March 22, 2005 (the “Performance Shares”) will vest on a monthly basis beginning on October 31, 2005 and at the end of each full calendar month thereafter, provided that the Consultant has fulfilled his obligation to provide the Consulting Services to the Company during the preceding calendar month. In addition, if a Change in Control (as defined in the Employment Agreement) occurs during the Consulting Period, the IPO Shares, the IPO Option and the Performance Shares shall become fully vested as of the effective date of such Change in Control.
          3.2 Reimbursement of Expenses. The Company shall reimburse the Consultant for all reasonable and necessary expenses incurred or paid by the Consultant in connection with, or related to, the performance of his services under this Agreement. The Consultant shall submit to the Company itemized monthly statements, in a form satisfactory to the Company, of such expenses incurred in the previous month. The Company shall pay to the Consultant amounts shown on each such statement within 30 days after receipt thereof.

          3.3 Benefits. The Consultant shall not be entitled to any benefits, coverages or privileges, including, without limitation, social security, unemployment, medical or pension payments, made available to employees of the Company.
     4. Termination.
          4.1 By Either Party or Due to Death. Each of the Consultant and the Company may terminate the Consultation Period upon 30 days’ prior written notice to the other party. In the event of any such termination, or termination due to the Consultant’s death, the Consultant (or his estate or personal representative) shall be entitled to payment for services performed and expenses paid or incurred prior to the Termination Date (as defined below). If the Consultation Period is terminated by the Company following a change in the Chief Executive Officer of the Company occurring after the date hereof or due to the Consultant’s death, each of the IPO Shares, the IPO Option and the Performance Shares shall become fully vested on the Termination Date and the IPO Option shall remain exercisable by the Consultant (or his estate or personal representative) for a period of five years following the Termination Date. If the Consultation Period is terminated for any other reason, the vesting of the IPO Shares, IPO Option and Performance Shares shall cease as of the Termination Date and the IPO Option, to the extent vested as of such date, shall remain exercisable by the Consultant (or his estate or personal representative) for a period of five years following the Termination Date.
          4.2 Termination Date. For purposes of this Section 4, “Termination Date” shall mean the effective date of termination of the Consultation Period in accordance with Section 4.1 or 4.2, as applicable.
          4.3 Full Settlement of Claims. Any payments made in accordance with Sections 4.1 or 4.2 shall constitute full settlement of any and all claims of the Consultant of every description against the Company.
     5. Cooperation. The Consultant shall use his best efforts in the performance of his obligations under this Agreement. The Company shall provide such access to its information and property as may be reasonably required in order to permit the Consultant to perform his obligations hereunder. The Consultant shall cooperate with the Company’s personnel, shall not interfere with the conduct of the Company’s business and shall observe all rules, regulations and security requirements of the Company concerning the safety of persons and property.
     6. Proprietary Information; Confidentiality, Non-Competition and Non-Solicitation. The Consultant acknowledges his obligations under Section 4 of the Employment Agreement and hereby agrees to continue to be bound thereby, provided, however, that as of the Effective Date, all references to “the term of this Agreement” in Section 4 of the Employment Agreement shall mean the term of the Employment Agreement plus the term of this Agreement and all references to the Consultant’s “employment” with the Company shall also include his consulting relationship with the Company pursuant to this Agreement.
     7. Independent Contractor Status. The Consultant shall perform all services under this Agreement as an “independent contractor” and not as an employee or agent of the Company.

The Consultant is not authorized to assume or create any obligation or responsibility, express or implied, on behalf of, or in the name of, the Company or to bind the Company in any manner.
     8. Notices. All notices required or permitted under this Agreement shall be in writing and shall be deemed effective (i) upon personal delivery, (ii) upon deposit in the United States Post Office, by registered or certified mail, postage prepaid, or (iii) one business day after being sent for next business day delivery, fees prepaid, via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below or at such other address or addresses as either party shall designate to the other in accordance with this Section 8:

To the Company:		ProCentury Corporation
465 Cleveland Avenue
Westerville, Ohio 43082
	Attention:	Edward F. Feighan, Chairman of the Board,
President & Chief Executive Officer

To Consultant:		Charles D. Hamm, Jr.

     9. Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.
     10. Entire Agreement. This Agreement and the Employment Agreement constitute the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.
     11. Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Consultant.
     12. Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of Ohio.
     13. Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, both parties and their respective successors and assigns, including any corporation with which, or into which, the Company may be merged or which may succeed to its assets or business, provided, however, that the obligations of the Consultant are personal and shall not be assigned by him.
     14. Miscellaneous.
          14.1 No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

          14.2 The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.
          14.3 In the event that any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

PROCENTURY CORPORATION

	By:	/s/ Edward F. Feighan

Edward F. Feighan
Chairman of the Board, President and Chief Financial Officer

CONSULTANT

/s/ Charles D. Hamm, Jr.

Charles D. Hamm, Jr.

101072355